1601 West LBJ Freeway
Dallas, Texas 75234-6034

Celanese Corporation Declares Common and Preferred Share Dividends

DALLAS, October 3, 2008 – Celanese Corporation (NYSE:CE), a global, integrated chemical company, today declared quarterly dividends of $0.04 per share on its common stock and $0.265625 per share on its 4.25% convertible perpetual preferred stock, both payable on November 1, 2008.

The dividends are payable for the period beginning August 1, 2008 and ending on and including October 31, 2008 to owners of record as of October 15, 2008.

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Contacts:

Mark Oberle

Phone: +1 972 443 4464

Telefax: +1 972 443 8519

Mark.Oberle@celanese.com

As a global leader in the chemicals industry, Celanese Corporation makes products essential to everyday living. Our products, found in consumer and industrial applications, are manufactured in North America, Europe and Asia.  Net sales totaled $6.4 billion in 2007, with approximately 70% generated outside of North America.  Known for operational excellence and execution of its business strategies, Celanese delivers value to customers around the globe with innovations and best-in-class technologies.  Based in Dallas, Texas, the company employs approximately 8,400 employees worldwide. For more information on Celanese Corporation, please visit the company's website at www.celanese.com.